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                                                                     EXHIBIT 5.3

                         [BAKER & MCKENZIE LETTERHEAD]

                                                                    May 20, 1996

The Board of Directors of
Honeywell Inc.
Honeywell Plaza
Minneapolis, Minnesota 55408
USA

The Board of Directors of
Honeywell Canada Limited
155 Gordon Baker Road
North York, Canada M2H 3N7

Ladies and Gentlemen:

    We have acted as Canadian counsel for Honeywell Canada Limited ("Honeywell Canada"), a corporation incorporated under the laws of the Province of Ontario. This opinion is rendered to you at your request in connection with the proposed issue from time to time of up to U.S.$500,000,000 aggregate principal amount of debt securities (the "Debt Securities") pursuant to a Registration Statement on Form S-3 to be filed on May 20, 1996 (the "Registration Statement") by Honeywell Inc. ("Honeywell"), a Delaware corporation, Honeywell Canada and Honeywell Finance B.V. ("Honeywell BV"), a private limited liability company under the laws of The Netherlands. The Debt Securities offered by Honeywell Canada and Honeywell BV will be unconditionally guaranteed as to principal, premium, if any, and interest by Honeywell. The Debt Securities of Honeywell Canada and Honeywell BV will be issued under an Indenture (the "Subsidiary Indenture") in the form to be filed as Exhibit 4.2 to the Registration Statement.

    We have examined such documents, and have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or facsimiles. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinion, we have relied upon a certificate of an officer of Honeywell Canada (the "Officer's Certificate") addressed to us and dated May 20, 1996. In giving our opinion in paragraph 2 below, we have relied solely upon a Certificate of Status issued by the Ontario Ministry of Consumer and Commercial Relations dated May 17, 1996, a review of the minute book for Honeywell Canada in our possession and upon the Officer's Certificate. We have reviewed an unsigned copy of the Subsidiary Indenture in draft form dated May 13, 1996, and assume that the form of Subsidiary Indenture to be filed as Exhibit 4.2 to the Registration Statement will be the same in all material respects. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Subsidiary Indenture.

    Based on the foregoing, we are of the opinion that:

    1. Honeywell Canada is duly incorporated under the laws of the Province of Ontario;

    2. Honeywell Canada is validly existing under the laws of the Province of Ontario; and

    3. The Subsidiary Indenture has been duly authorized by all requisite corporate action of Honeywell Canada.
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    Our opinions expressed above are limited to the laws of Ontario and the laws of Canada applicable therein. We have made no investigation of the laws of any jurisdiction other than the laws of Ontario and the laws of Canada applicable therein and neither express or imply any opinion as to any other laws.

    Without our consent, this opinion may not be disclosed to or relied upon by any person other than you and your legal advisors.

    We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Validity of Debt Securities and Guarantee" contained in the Prospectus included in the Registration Statement.

                                          Yours very truly,
                                          /s/ Baker & McKenzie
                                          Baker & McKenzie